Exhibit 99.2

Waters Corporation and Subsidiaries
Supplemental Information
(unaudited)

Free Cash Flow:
Waters defines free cash flow as the change in reported cash and restricted cash balances, plus or minus the change in reported debt, and adjusted for certain investing and financing activities and unusual transactions.

Free cash flow in millions:

	For the 3 months ended
	April 3,	March 29,
	2004	2003
Cash and cash equivalents at beginning of period	356.8	263.4
Restricted cash at beginning of period	—	49.9

	356.8	313.3
Cash at end of period	408.6	271.6
Restricted cash at end of period	—	49.0

	408.6	320.6
Increase in cash and restricted cash	51.8	7.3
Increase in debt	(109.1)	(88.6)
Add back purchase of treasury shares	80.6	100.6
Reduction for proceeds from stock plans	(11.8)	(1.9)
Add back payment for litigation settlement	18.1	—
Business acquisitions, net of cash acquired	41.5	19.4
Proceeds from sale of business	—	(1.2)
Other investing activities	(0.1)	(0.6)

Total free cash flow	71.0	35.0

The free cash flow presented above is not in accordance with generally accepted accounting principles (GAAP). The above identifies those items included or excluded by management to measure cash from operations. While the Company may incur and pay litigation settlements on a recurring basis, the above payment is considered to be significant compared to prior transactions. Similarly, the other transactions set forth above are also not indicative of cash used or generated from operations in assessing the liquidity outlook for the business.